           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

            Filed by the registrant   /X/
            Filed by a party other than the registrant -

            Check the appropriate box:
            -     Preliminary proxy statement           -  Confidential, for Use
                                                           of The Commission
                                                           Only (as permitted
                                                           by Rule 14a-6(e)(2))
           /x/    Definitive proxy statement
            -     Definitive additional materials
            -     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               TRENWICK GROUP INC.
                (Name of Registrant as Specified in Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of filing fee (Check the appropriate box):
            /X/   No fee required.
            -     Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                  and 0-11.
________________________________________________________________________________
           (1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
           (2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________
           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
           (4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
           (5)   Total fee paid:

________________________________________________________________________________
            -   Fee paid previously with preliminary materials.

________________________________________________________________________________
            - Check box if any part of the fee is offset as provided by change Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           (1)   Amount previously paid:

________________________________________________________________________________
           (2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
           (3)   Filing party:

________________________________________________________________________________
           (4)   Date Filed:

________________________________________________________________________________

Trenwick Group Inc.

LOGO

                                                     Metro Center
                                                     One Station Place
                                                     Stamford, Connecticut 06902

April 8, 1997

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Trenwick Group Inc. (the "Company") on Thursday, May 22, 1997, at the Company's headquarters, Metro Center, One Station Place, Stamford, Connecticut at 10:00 a.m. local time. A Notice of the Meeting, a Proxy and a Proxy Statement containing information about the matters to be acted upon at the meeting are enclosed.

All holders of common stock as of the close of business on March 27, 1997, are entitled to vote at the Annual Meeting on the basis of one vote for each share of common stock held.

A record of the Company's activities for the year 1996 is included in the annual report to stockholders. Whether or not you attend the Annual Meeting, the Company requests that you please exercise your voting rights by completing and returning your Proxy promptly in the enclosed self-addressed, stamped envelope. If you attend the meeting and desire to vote in person, your Proxy will not be used.

Sincerely,

LOGO
JAMES F. BILLETT, JR.
Chairman, President and Chief Executive Officer

                                      LOGO
                        METRO CENTER, ONE STATION PLACE

                          STAMFORD, CONNECTICUT 06902

                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 22, 1997

To the Holders of Common Stock:

     The Annual Meeting of Stockholders of Trenwick Group Inc. (the "Company"), a Delaware corporation, will be held on Thursday, May 22, 1997, at the Company's headquarters, Metro Center, One Station Place, Stamford, Connecticut at 10:00 a.m. local time to act upon the following matters:

PROPOSAL NO. 1

     To elect three directors to serve until the Annual Meeting of Stockholders in 2000.

PROPOSAL NO. 2

     To approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock and preferred stock.

PROPOSAL NO. 3

     To approve an amendment to the Trenwick Group Inc. 1993 Employee Stock Option Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan.

PROPOSAL NO. 4

     To ratify the appointment of Price Waterhouse LLP ("Price Waterhouse") as independent accountants for the year ending December 31, 1997.

PROPOSAL NO. 5

     To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

     Information regarding the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.

     The Board of Directors has fixed the close of business on March 27, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any postponement or adjournment thereof. Accordingly, only holders of record of the Company's common stock at the close of business on March 27, 1997, will be entitled to vote at the meeting and any adjournment or postponement thereof.

     MANAGEMENT SINCERELY DESIRES THE ATTENDANCE OF EVERY STOCKHOLDER AT THE MEETING. IT IS RECOGNIZED, HOWEVER, THAT SOME WILL BE UNABLE TO ATTEND. IN ORDER TO ACHIEVE A QUORUM REQUIRED TO CONDUCT BUSINESS AT THE MEETING, WE ASK THAT YOU VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE SELF-ADDRESSED, STAMPED ENVELOPE. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE LATER ABLE TO ATTEND.

                                          By order of the Board of Directors,

                                          LOGO

                                          Jane T. Wiznitzer
                                          Secretary

                                      LOGO
                        METRO CENTER, ONE STATION PLACE

                          STAMFORD, CONNECTICUT 06902

                                PROXY STATEMENT

INTRODUCTION

     This Proxy Statement is being furnished by Trenwick Group Inc. (the "Company") to stockholders of the Company on or about April 8, 1997, in connection with the solicitation of Proxies for use at the Annual Meeting of Stockholders of the Company to be held on May 22, 1997, at the Company's headquarters, Metro Center, One Station Place, Stamford, Connecticut at 10:00 a.m. local time for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     The cost of soliciting Proxies will be borne by the Company. The Company will supply Proxies and proxy materials as requested to brokerage houses, nominees, fiduciaries and other custodians for transmission to the beneficial owners of the Company's common stock and will reimburse such parties for reasonable expenses incurred thereby. Proxy solicitations may be made by mail, telephone and other means by employees of the Company and by others. D. F. King & Co., Inc., New York, New York, has been engaged by the Company to assist in the solicitation of Proxies for an anticipated fee of approximately $6,500, plus out-of-pocket costs and expenses.

VOTING SECURITIES

     The close of business on March 27, 1997, has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At such date the Company had issued and outstanding 7,957,628 shares of common stock, par value $.10 per share, which is equivalent to 11,936,442 shares after giving effect to the three-for-two stock split which will occur prior to the Annual Meeting. Each share of common stock issued and outstanding on the record date will be entitled to one vote on all matters to come before the Annual Meeting.


ANNUAL REPORT

     A copy of the annual report to stockholders for the fiscal year 1996 containing financial statements of the Company has been mailed to all stockholders.

REVOCATION OF PROXY

     The accompanying Proxy, if properly executed by a stockholder entitled to vote, will be voted at the Annual Meeting, but may be revoked at any time before the vote is taken by giving written notice to the Secretary of the Company, by a duly executed Proxy bearing a later date or by voting in person at the Annual Meeting.

QUORUM

     The presence, in person and by Proxy, of a majority in number of the outstanding shares of common stock as of the record date constitutes a quorum and is required in order for the Company to conduct business at the Annual Meeting. Each share is entitled to one vote. In accordance with the Company's Restated Certificate of Incorporation, as amended, and the General Corporation Law of the State of Delaware, (i) a plurality of the votes duly cast is required for the election of directors to serve until the Annual Meeting of Stockholders in 2000; (ii) the affirmative vote of a majority of the outstanding stock entitled to vote is required to approve the amendment of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock and preferred stock; and (iii) the affirmative vote of a majority of the votes duly cast is required (a) to approve the amendment of the 1993 Employee Stock Option Plan to increase the aggregate number of shares of common stock authorized for issuance thereunder, and (b) to ratify the appointment of Price Waterhouse as independent accountants for the year ending December 31, 1997.

     A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Under the General Corporation Law of the State of Delaware, abstaining votes and broker non-votes are deemed to be present for purposes of determining whether a quorum is present at a meeting but are not deemed to be votes duly cast. As a result, abstentions and broker non-votes will be included for the purposes of determining whether a quorum is present at the Annual Meeting and will be included in the tabulation of the voting results and have the effect of votes in opposition with respect to the amendment to the Restated Articles of Incorporation, but will not be included in the tabulation of the voting results and will not have the effect of votes in opposition with respect to the election of directors, the amendment of the 1993 Employee Stock Option Plan or the ratification of the appointment of Price Waterhouse.

AUTHORITY GRANTED BY THE PROXY

     The Proxy is in such form as to permit a vote for, or the withholding of authority to vote for, individual nominees, and to indicate separate approval, disapproval or abstention with respect to the other proposals which are identified in the Proxy and accompanying Notice of Annual Meeting of Stockholders and described in this Proxy Statement. If no instructions are indicated, Proxies returned to the Company will be voted FOR the election of the directors described herein by the persons named in the enclosed Proxy, to wit:
P. Anthony Jacobs, Frederick D. Watkins and Stephen R. Wilcox, or any one or several of them as may act (the "Proxy Committee"). With respect to each of the other proposals described herein, if no instructions are indicated, the shares represented by the Proxy will be voted FOR the proposal. As to any such other matters that may properly be brought before the Annual Meeting, the shares represented by the Proxy will be voted in accordance with the judgment of the Proxy Committee.

                             PRINCIPAL STOCKHOLDERS

     The following table lists the stockholders known to the Company to be beneficial owners of more than five percent of the outstanding common stock, as of the record date, based upon information filed with the Securities and Exchange Commission (the "Commission"). Such stockholders hold sole voting and dispositive power over such shares except as noted:

                                                                         SHARES
                                                                      BENEFICIALLY
                           NAME & ADDRESS                               OWNED(A)         PERCENT
--------------------------------------------------------------------  ------------       -------
The Capital Group Companies, Inc. ..................................     913,090(1)       11.5%
  333 South Hope Street
  Los Angeles, California 90071
NewSouth Capital Management, Inc. ..................................     827,573(2)       10.4%
  1000 Ridgeway Loop Road, Suite 233
  Memphis, Tennessee 38120
The Prudential Insurance Company of America.........................     718,861(3)        9.0%
  751 Broad Street
  Newark, New Jersey 07102-3777

                                                                         SHARES
                                                                      BENEFICIALLY
                           NAME & ADDRESS                               OWNED(A)         PERCENT
--------------------------------------------------------------------  ------------       -------
Orion Capital Corporation...........................................     405,513(5)        5.1%
  600 Fifth Avenue
  New York, New York 10020-2302

---------------
(A) Prior to February 20, 1997, the Company had outstanding $103,500,000 principal amount of its 6% Convertible Debentures due December 15, 1999 (the "debentures"). The debentures were convertible into shares of common stock at $48.50 per share (equivalent to a conversion rate of approximately
    20.6186 shares per $1,000 principal amount of debentures). Holders of the debentures were required, in accordance with Rule 13-3(d) of the Exchange Act of 1934, to include shares of common stock issuable upon conversion of the debentures in the calculation of the number of shares of common stock beneficially owned by them. The debentures were redeemed on February 20, 1997, to the extent not converted. Accordingly, although any debentures held by Principal Stockholders have been redeemed or converted since the date of their reports, beneficially owned shares reported by the Principal Stockholders may include shares of common stock which were issuable upon the conversion of the debentures.

(1) Based upon information contained in Amendment No. 9, dated February 14, 1997, to Schedule 13G filed with the Commission. The Capital Group Companies, Inc. is the parent holding company of a group of investment management companies that have investment power and, in some cases, voting power over the shares, but does not itself have investment or voting power over them. Capital Research and Management Company, a registered investment adviser and wholly owned subsidiary of The Capital Group Companies, Inc., is the beneficial owner of, and has sole dispositive power over, but no voting power over, 613,200 shares as the result of acting as investment adviser to various investment companies. The remaining shares reported as beneficially owned by The Capital Group Companies, Inc. are beneficially owned by other of its subsidiaries, which hold sole dispositive power as to the shares they hold and sole voting power as to 272,400 of such shares. None of those subsidiaries by itself owns 5% or more of the outstanding shares. The number of shares reported by The Capital Group Companies, Inc. includes 26,490 shares resulting from the assumed conversion of debentures.

(2) Based upon information contained in Amendment No. 2, dated February 12, 1997, to Schedule 13G filed with the Commission. The filing states that NewSouth Capital Management, Inc., a registered investment adviser, holds the shares on behalf of its clients. Sole voting power is held over 785,073 shares and shared voting power is held over 42,500 shares.

(3) Based upon information contained in Amendment No. 4, dated January 28, 1997, to Schedule 13G filed with the Commission. The Prudential Insurance Company of America may have direct or indirect voting and/or investment discretion over the shares, which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates, so that in the aggregate sole voting and dispositive power is held over 419,200 shares, shared voting power is held over 294,500 shares and shared dispositive power is held over 297,600 shares. The number of shares reported includes 2,061 shares resulting from the assumed conversion of debentures.

(4) Based upon information contained in Amendment No. 5 dated March 18, 1997, to
    Schedule 13G filed with the Commission. The shares are held by Orion Capital Corporation's wholly owned subsidiaries, The Connecticut Indemnity Company (100,000 shares), Design Professionals Insurance Company (28,267 shares), EBI Indemnity Company (34,300 shares), The Fire and Casualty Insurance Company of Connecticut (23,800 shares) and Security Insurance Company of Hartford (219,146 shares).

PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, each currently consisting of three directors. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of the office of directors in Class I expires at the 1997 Annual Meeting.

     The Board of Directors proposes that the nominees described below be elected to Class I for a new term of three years and until their successors are duly elected and qualified. All of the nominees are currently serving as Class I directors and were elected to Class I at the 1994 Annual Meeting.

     Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the Proxy Committee will vote in accordance with its best judgment.

     Unless otherwise directed, all returned Proxies will be voted FOR the election of the directors standing for election in Class I.

                    CLASS I: DIRECTORS STANDING FOR ELECTION

JAMES F. BILLETT, JR.                                     Director since 1978(1)

     James F. Billett, Jr., 52, has served as Chairman of the Board and Chief Executive Officer of the Company and its predecessor since 1978 and resumed the Presidency in 1988. He is Chairman, President and Chief Executive Officer of Trenwick America Reinsurance Corporation ("Trenwick America Re"), the Company's principal operating subsidiary, and Chairman of the Executive Committee of the Company's Board of Directors (the "Executive Committee") and its Investment Committee (the "Investment Committee"). Mr. Billett was formerly a Vice President of General Reinsurance Corporation.

ALAN R. GRUBER                                            Director since 1984(1)

     Alan R. Gruber, 69, has served as Chairman of the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"), a member of the Executive Committee and a director of Trenwick America Re since 1986. He is Chairman of the Executive and Investment Committees of the Board of Directors of Orion Capital Corporation ("Orion"), an insurance holding company, where he served as Chairman of the Board and Chief Executive Officer from 1976 until retiring from those positions in 1996. He is Chairman of the Board of Guaranty National Corporation and a trustee of six trusts which manage the Neuberger & Berman family of equity mutual funds.

     Trenwick America Re is a reinsurer of various Orion subsidiaries. In each case, Trenwick America Re is a participant in a treaty which includes other independent reinsurers subject to the same terms and conditions. Aggregate reinsurance premiums written with Orion subsidiaries in 1996 were $2,695,000, representing approximately 1% of total reinsurance premiums written by Trenwick America Re for the year.

JOSEPH D. SARGENT                                         Director since 1978(1)

     Joseph D. Sargent, 67, has been a member of the Executive Committee since 1979 and of the Compensation Committee since 1986. He is Chairman, Treasurer and Chief Financial Officer of Connecticut Surety Corporation, the parent holding company of The Connecticut Surety Company (formerly The Connecticut Casualty and Surety Company, a subsidiary of Covenant Mutual Insurance Company), and is Vice-Chairman of the Board of Conning & Company, with which he has been associated since 1952 and for which he formerly served as Chairman and Chief Executive Officer. Mr. Sargent is a member of the Board of Directors of Mutual Risk Management, Ltd., MMI Companies Inc., E. W. Blanch Holdings, Executive Risk Inc. and Policy Management Systems Corporation and serves as Chairman of the Board and Treasurer of S.K.I. Ltd.

               CLASS II: TERM EXPIRES AT THE 1998 ANNUAL MEETING

HERBERT PALMBERGER                                        Director since 1985(1)

     Herbert Palmberger, 51, a member of the Audit Committee of the Board of Directors (the "Audit Committee") since 1986, is General Manager of Chubb Insurance Company of Europe, S.A. Dr. Palmberger was a Partner with Rohreke, Boye, Reme, von Werder, a Hamburg, Germany law firm, between 1991 and December 1992, prior to which he was General Manager of Deutsche Krankenversicherung A.G. and Director of Legal and Executive Staff of Hannover Ruckversicherungs A.G., with which he was associated from 1978 to 1988.

FREDERICK D. WATKINS                                      Director since 1979(1)

     Frederick D. Watkins, 81, has been a member of the Executive Committee since 1979, a member of the Compensation Committee since 1986, a member of the Audit Committee since 1988 and a director of Trenwick America Re since 1983. He is retired Executive Vice President of Connecticut General Insurance Corporation (1979-1980) and former President of Aetna Insurance Company (1966-1979), which he joined in 1937. Mr. Watkins was Chairman of Terra Nova Insurance Company Ltd. from 1978 until 1994.

STEPHEN R. WILCOX                                         Director since 1978(1)

     Stephen R. Wilcox, 63, has been a member of the Investment Committee since 1979 and a member of the Audit Committee since 1985, serving as the latter's Chairman since 1988. Mr. Wilcox is President of The Wilcox Group, Inc., a financial and consulting firm. He was formerly Senior Vice President of Conning & Company, with which he was associated from 1958 to 1988.

               CLASS III: TERM EXPIRES AT THE 1999 ANNUAL MEETING

ANTHONY S. BROWN                                             Director since 1990

     Anthony S. Brown, 54, has served as a member of the Audit Committee since 1991. He is a Professor at the Terry Sanford Institute of Public Policy at Duke University and was Director of Equity Administration of The First Boston Corporation, an investment banking firm, between 1991 and 1993. Prior to 1991, Mr. Brown was Vice President, External Affairs, of the University of Connecticut and was formerly Chairman and Chief Executive Officer of Covenant Insurance Company, with which he was associated from 1968 to 1989.

NEIL DUNN                                                 Director since 1984(1)

     Neil Dunn, 47, has been a member of the Investment Committee since 1984 and a member of the Executive Committee and of the Compensation Committee since 1986. He is Managing Director of Voyageur International Asset Managers Ltd, and until 1995 he was Managing Director of Piper International Asset Management, an affiliate of Piper Jaffray Companies Inc. Prior to 1994, Mr. Dunn was Senior Partner of the investment advisory firm Neil Dunn & Company, Midlothian, Scotland, and, beginning in 1978, was associated with the investment banking firm of Ivory & Sime plc, of which he became a director in 1984. In 1986, he was Managing Director of Ivory & Sime (HK) Ltd.

P. ANTHONY JACOBS                                         Director since 1979(1)

     P. Anthony Jacobs, 55, a member of the Investment Committee since 1979 and of the Executive Committee and Compensation Committee since 1986, is President and Chief Operating Officer of Seafield Capital Corporation, a holding company whose subsidiaries operate in the healthcare and insurance services areas, with which he has been associated since 1970. Mr. Jacobs is a director of Seafield Capital Corporation, LabOne, Inc. and Response Oncology, Inc. and is Chairman of the Board of SLH Corporation.

     Donald E. Chisholm, who became a member of Class III of the Board of Directors in August 1995, died on March 1, 1997. The Board of Directors has not yet selected a nominee to fill the resulting vacancy.

     There are no family relationships among any directors and executive officers of the Company.

     All directors have entered into indemnification agreements with the Company which limit a director's personal liability, as a result of serving as a director, to the maximum extent permitted by Delaware law.
---------------
(1) Dates earlier than December 30, 1985, reflect Board membership of Trenwick Limited, the Company's predecessor.

           THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

     The Board of Directors held five meetings during the fiscal year 1996. No director attended fewer than 75% of the aggregate number of meetings of the Board and Board Committees on which the director served except for Mr. Jacobs, who attended ten out of fourteen meetings. The Company does not have a Nominating Committee and nominations for directors are made by the Board of Directors.

     The Audit Committee is composed of Messrs. Wilcox -- Chairman, Brown, Palmberger and Watkins. The Committee has responsibility to recommend to the Board of Directors the selection of the Company's independent accountants, to review and approve the scope of the independent accountants' audit activity, to review the financial statements which are the subject of the independent accountants' certification and to review with such independent accountants the adequacy of the Company's accounting systems and systems of internal accounting control. The Audit Committee met four times during 1996.

     The Compensation Committee is currently composed of Messrs.
Gruber -- Chairman, Dunn, Jacobs, Sargent and Watkins. Mr. Chisholm served as a member of the Committee from May 23, 1996 until his death. The Committee exercises authority with respect to the Company's compensation structure for senior executives and other key employees, approves cash compensation and non-stock based benefits for the Chief Executive Officer and executive officers, and designs, recommends for Board approval and administers the Company's stock-based compensation plans. The Compensation Committee met four times during 1996.

     The Executive Committee is composed of Messrs. Billett -- Chairman, Dunn, Gruber, Jacobs, Sargent and Watkins. The Committee meets when required on short notice during intervals between the meetings of the Board of Directors and has authority to exercise all the powers of the Board of Directors concerning the management and direction of the affairs of the Company, subject to specific directions of the Board of Directors and subject to the limitations of the General Corporation Law of the State of Delaware. The Executive Committee met once during 1996.

     The Investment Committee is composed of Messrs. Billett -- Chairman, Dunn, Jacobs and Wilcox. The Committee exercises authority with respect to financial matters including the investment of the Company's assets, assessment of the potential impact of both short-term and long-term economic trends and the establishment of related investment guidelines. The Investment Committee met four times during 1996.

                                   MANAGEMENT

     The following table reflects information as of the date of this Proxy Statement regarding the beneficial ownership of the Company's equity securities individually and as a group for all executive officers and directors:

                                                                       AMOUNT OF
                                                                BENEFICIAL OWNERSHIP (1)
                                                             ------------------------------
                                                             NUMBER OF SHARES
                                                               COMMON STOCK         PERCENT
                                                             ----------------       -------
    EXECUTIVE OFFICERS
    -----------------------
      James F. Billett, Jr...................................      183,477(2)         2.3%
      Stephen H. Binet.......................................       55,941(3)         0.7%
      Paul Feldsher..........................................       45,871(4)         0.6%
      Robert A. Giambo.......................................       40,115(5)         0.5%
      Alan L. Hunte..........................................       36,581(6)         0.5%
      James E. Roberts.......................................       10,801(7)         0.1%

    DIRECTORS
    -----------
      Anthony S. Brown.......................................        5,250(8)         *
      Neil Dunn..............................................        4,500(8)         *
      Alan R. Gruber.........................................      409,013(8)(9)      5.1%
      P. Anthony Jacobs......................................        5,500(8)         *
      Herbert Palmberger.....................................        3,750(8)         *
      Joseph D. Sargent......................................       81,284(8)(10)     1.0%
      Frederick D. Watkins...................................        7,250(8)         *
      Stephen R. Wilcox......................................        3,500(8)         *
    Directors and executive officers as a group
      (14 individuals).......................................      892,833             11%

---------------
*     Less than 0.1%

(1) Includes, in each case, shares deemed to be beneficially owned by such persons because they hold or share investment or voting power. Includes, as to executive officers, a total of 141,630 shares subject to outstanding stock options which are vested and exercisable within 60 days of the date of this Proxy Statement and 3,534 Restricted Shares not vested within 60 days of the date of this Proxy Statement, but which have full dividend and voting rights and which are included in the computation of such executive officers' percentage of beneficial ownership. Includes, as to directors, a total of 28,000 shares subject to outstanding stock options which are vested and exercisable within 60 days of the date of this Proxy Statement.

(2) Includes 34,630 shares subject to stock options which are vested and exercisable within 60 days of the date of this Proxy Statement and 415 Restricted Shares which are not vested within 60 days of the date of this Proxy Statement, but which have full dividend and voting rights.

(3) Includes 34,000 shares subject to stock options which are vested and exercisable within 60 days of the date of this Proxy Statement and 187 Restricted Shares which are not vested within 60 days of the date of this Proxy Statement, but which have full dividend and voting rights.

(4) Includes 25,500 shares subject to stock options which are vested and exercisable within 60 days of the date of this Proxy Statement and 195 Restricted Shares which are not vested within 60 days of the date of this Proxy Statement, but which have full dividend and voting rights.

(5) Includes 32,500 shares subject to stock options which are vested and exercisable within 60 days of the date of this Proxy Statement and 195 Restricted Shares which are not vested within 60 days of the date of this Proxy Statement, but which have full dividend and voting rights.

(6) Includes 12,500 shares subject to stock options which are vested and exercisable within 60 days of the date of this Proxy Statement and 208 Restricted Shares which are not vested within 60 days of the date of this Proxy Statement, but which have full dividend and voting rights.

(7) Includes 2,500 shares subject to stock options which are vested and exercisable within 60 days of the date of this Proxy Statement and 2,334 Restricted Shares which are not vested within 60 days of the date of this Proxy Statement, but which have full dividend and voting rights.

(8) Includes 3,500 shares subject to stock options which are vested and exercisable within 60 days of the date of this Proxy Statement.

(9) Also includes the shares attributed to Orion Capital Corporation (see "Principal Stockholders"). Mr. Gruber has a minority interest of approximately 1.5% in Orion Capital Corporation, where he is Chairman of the Executive and Investment Committees. Mr. Gruber disclaims beneficial ownership of the shares attributed to Orion Capital Corporation.

(10) Also includes 20,100 shares owned by relatives or held in trust for them, as to which Mr. Sargent disclaims beneficial ownership.

     In 1980 and 1981, at a time when the Company did not have a stock option plan, Mr. Billett granted to an employee of the Company, as incentive compensation, stock options to purchase for $6,180.00 the equivalent of 3,705 unregistered shares of the Company's common stock held by Mr. Billett. On August 1, 1996, the Company awarded this employee restricted shares of the Company's common stock which vest over a seven-year period, Mr. Billett surrendered to the Company stock options of equal economic value which he had been granted in past years, and the employee agreed to the cancellation of his options.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     Stephen H. Binet, 42, a director of Trenwick America Re since 1988 and an Executive Vice President since 1993, co-heads its underwriting operations and chairs its Marketing Committee. Mr. Binet joined Trenwick America Re in 1980, prior to which time he was employed by General Reinsurance Corporation.

     Paul Feldsher, 48, has been a director of Trenwick America Re since 1988 and was appointed Executive Vice President in 1993. Mr. Feldsher manages Trenwick America Re's underwriting policy and quality control operations and chairs its Underwriting Committee. He began his career with Liberty Mutual Insurance Company in 1972 and was employed by North American Reinsurance prior to joining Trenwick America Re in 1983.

     Robert A. Giambo, 43, has served as a director and Chief Actuary of Trenwick America Re since 1988, and was appointed Executive Vice President in 1993. Prior to joining Trenwick America Re in 1986, he was associated with The Home Insurance Company and The Insurance Services Office. Mr. Giambo received his Casualty Actuarial Fellowship in 1980.

     Alan L. Hunte, 47, was appointed Vice President of the Company in 1984, Treasurer in 1987 and Chief Financial Officer in 1993. He has been a director and Treasurer of Trenwick America Re since 1988 and also Executive Vice President and Chief Financial Officer of Trenwick America Re since 1993. Mr. Hunte is a Chartered Accountant, having served as audit manager with Price Waterhouse, with which he was associated prior to joining the Company in 1981.

     James E. Roberts, 51, was appointed director and Vice Chairman of Trenwick America Re in May 1995. Mr. Roberts co-heads Trenwick America Re's underwriting operations. He was previously associated with Re Capital Corporation and its principal operating subsidiary, Re Capital Reinsurance Corporation, a property-casualty reinsurer. At the former, he served as Senior Vice President from 1986 to 1991, as President and Chief Operating Officer from 1991 to 1992, and as President and Chief Executive Officer from March 1992 until joining Trenwick America Re. He was President and Chief Executive Officer of the subsidiary from 1991 until May 1995. Mr. Roberts was previously associated with North Star Reinsurance Corporation, a subsidiary of General Re Corporation.

DIRECTORS' COMPENSATION

     During the year ended December 31, 1996, each non-employee director chairing a Board Committee received an annual retainer of $17,500, and each other non-employee director received an annual retainer of $15,000. In addition, each non-employee director received a fee of $1,000 for each Board meeting attended, plus reimbursement of all customary expenses incurred in connection with attendance at Board meetings. Directors who served on the various Board Committees each received, in addition to the above amounts, a meeting fee of $750 per Committee meeting attended in conjunction with a regularly scheduled Board meeting and $1,000 per Committee meeting attended not in conjunction with a regularly scheduled Board meeting, plus reimbursement of customary expenses incurred in connection with attendance at each Committee meeting. The Company also pays the premium to provide the directors with $250,000 of coverage under a group Travel Accident Insurance policy.

     Under the Company's Deferred Compensation Plan, non-employee directors may elect to defer receipt of all or a portion of fees to be earned in the next succeeding year and have such fees accrue either (i) at the interest rate determined by the Compensation Committee or (ii) based upon the performance of the Company's common stock, including any dividends paid thereon. A participating non-employee director will receive all amounts so deferred and accrued in one payment on the first business day of the year following the year in which the participant ceases to be a director.

OTHER COMPENSATION FOR OUTSIDE DIRECTORS

     The Company maintains a Retirement Plan which covers non-employee directors. At the time of retirement, a director becomes entitled to receive, for that number of years equal to the number of years of service as a director, an annual pension benefit equal to 50% of the amount of the director's final annual retainer. Except for Mr. Watkins, who has been exempted, directors who have attained age 70 cannot stand for re-election and must retire.

     Pursuant to the 1993 Stock Option Plan for Non-Employee Directors (the "Option Plan"), each of the Company's eligible non-employee directors has received a one-time grant of an option for 2,000 shares of the Company's common stock. Under the Option Plan, each eligible director is also granted an option for 500 shares immediately following each Annual Meeting.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the calendar years ended December 31, 1996, 1995 and 1994 of all persons who were, at December 31, 1996, the Chief Executive Officer and the five most highly paid officers of the Company (the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM COMPENSATION
                                                                                                AWARDS
                                                       ANNUAL COMPENSATION            --------------------------
                                                ----------------------------------     RESTRICTED     SECURITIES
NAME &                                                                OTHER ANNUAL       SHARE        UNDERLYING     ALL OTHER
PRINCIPAL                                       SALARY      BONUS     COMPENSATION       AWARDS        OPTIONS/     COMPENSATION
POSITION                                YEAR    ($)(1)     ($)(2)        ($)(3)          ($)(4)        SARS (#)        ($)(5)
-------------------------------------   ----    -------    -------    ------------    ------------    ----------    ------------
James F. Billett, Jr.................   1996    430,496    375,000       84,373                                        97,717
  Chairman, President                   1995    414,384    335,000       81,888                                        71,183
  & Chief Executive Officer             1994    397,388    275,000       58,096                                        54,905
Stephen H. Binet.....................   1996    237,808    175,000                                                     30,667
  Executive Vice President*             1995    228,423    150,000                                                     18,131
                                        1994    219,000    115,000                                                     17,185
Paul Feldsher........................   1996    203,038    150,000                                                     30,686
  Executive Vice President*             1995    180,577    120,000                                                     18,344
                                        1994    160,615    100,000                                                     17,185
Robert A. Giambo.....................   1996    177,923    125,000
  Executive Vice President              1995    163,846    120,000                                                     18,442
  & Chief Actuary*                      1994    152,077    100,000                                                     17,185
Alan L. Hunte........................   1996    177,923    125,000                                                     30,960
  Vice President,                       1995    163,846    120,000                                                     18,392
  Chief Financial Officer               1994    152,077    105,000                                                     17,185
  & Treasurer
James E. Roberts**...................   1996    283,462    175,000                                       10,000        29,480
  Vice Chairman*                        1995    190,385    100,000                       306,250         25,000         2,000

---------------

* The position is with the Company's principal operating subsidiary, Trenwick America Re.

**  Mr. Roberts joined Trenwick America Re in May 1995.

(1) Includes all before-tax contributions to the Company's 401(k) Savings Plan.

(2) Includes cash bonus awards earned for the indicated calendar years.

(3) Consists of personal benefits provided by the Company for the indicated calendar years in which the amounts exceeded the lesser of $50,000 or ten percent of the Named Executive's combined salary and bonus for the year. Includes for 1996, 1995 and 1994 supplemental whole life and health benefits of $43,653, $42,888 and $42,158, respectively, and for 1996 and 1995 automobile expenses of $35,040 and $26,748, respectively.

(4) Mr. Roberts was awarded 7,000 Restricted Shares on May 24, 1995, based on a market price per share of $43.75. Restricted Shares were not awarded to any other Named Executive during the periods indicated. Dividends are paid on Restricted Shares at the same rate as paid to all stockholders and, as permitted, those amounts have not been included in this table. The Restricted Shares awarded to Mr. Roberts vest in equal annual installments over three years beginning on the first anniversary of the award. The aggregate total of unvested Restricted Share holdings of each of the Named Executives, valued as of December 31, 1996, at a market price per share of $46.25, are as follows:

                                                              UNVESTED           VALUE
                              NAME                        RESTRICTED SHARES       ($)
        ------------------------------------------------  -----------------     --------
        James F. Billett, Jr............................        1,494             69,098
        Stephen H. Binet................................          706             32,653
        Paul Feldsher...................................          565             26,131
        Robert A. Giambo................................          689             31,866
        Alan L. Hunte...................................          724             33,485
        James E. Roberts................................        4,667            215,849

(5) Includes Company contributions to the Company's 401(k) Savings Plan on behalf of each of the Named Executives of $9,000 in 1996 and $2,000 in each of 1995 and 1994 (the maximum contribution under the Plan in each case). Also includes Company contributions to the Company's Pension Plan, a qualified defined contribution plan (the "Qualified Pension Plan"), of $12,000 in 1996 for each of the Named Executives and $8,664 and $8,682 in 1995 and 1994, respectively, for each of the Named Executives except Mr. Roberts (who was not eligible to participate until 1996). Also includes contributions made and interest credited for each of these Named Executives to the Company's Supplemental Executive Retirement Plan (consisting of contributions in excess of Qualified Pension Plan contribution limits imposed by the Internal Revenue Code). For Mr. Billett, contributions were $49,276, $38,877 and $31,137, respectively, and interest credited was $27,441, $21,641 and $13,086, respectively, for 1996, 1995 and 1994. The contribution for each of the other Named Executives was $8,480 for 1996, and interest credited for 1996 for Messrs. Binet, Feldsher, Giambo and Hunte was $1,187, $1,206, $1,214 and $1,212, respectively. Contributions for Messrs. Binet, Feldsher, Giambo and Hunte for 1995 were $6,930, $7,143, $7,242 and $7,192, respectively, and interest credited for 1995 was $537 for each of them. The 1994 contribution for each of Messrs. Binet, Feldsher, Giambo and Hunte was $6,503. Mr. Roberts was not eligible to participate in the Supplemental Executive Retirement Plan until 1996.

     The table below sets forth information with respect to the only stock option grant to a Named Executive in 1996. The option, granted on March 5, 1996, pursuant to the Company's 1993 Stock Option Plan, becomes fully vested and exercisable on June 14, 2003, but will vest and become immediately exercisable in full in the event of a change in control of the Company. The option is also subject to acceleration in the event certain market price conditions are met In the event that the Company's common stock trades at or above $60.00 or $70.00 per share on any 20 of 30 consecutive trading days on or before December 31, 1998, 45% and 55%, respectively, of the option will also accelerate, such that on the date each condition is met, one-third of the accelerated portion will vest and become immediately exercisable and an additional one-third will vest and become exercisable upon each of the one- and two-year anniversaries of the acceleration. The option is subject to termination prior to its expiration date in the event of termination of employment.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                            POTENTIAL REALIZABLE
                                                                                    VALUE
                      NUMBER OF                                            AT ASSUMED ANNUAL RATES
                      SECURITIES    % OF TOTAL                                 OF STOCK PRICE
                      UNDERLYING     OPTIONS      EXERCISE                      APPRECIATION
                       OPTIONS      GRANTED TO     OR BASE                   FOR OPTION TERM (B)
                       GRANTED     EMPLOYEES IN     PRICE     EXPIRATION   -----------------------
        NAME             (#)       FISCAL YEAR    ($/SH)(A)      DATE         5%            10%
--------------------  ----------   ------------   ---------   ----------   --------       --------
James E. Roberts....    10,000         19.8         51.25       12/14/03   $236,532       $563,097

---------------
(A) The exercise price and tax withholding obligations related to exercise may be paid by delivery of full shares of common stock that have been held for at least six months, subject to certain conditions.

(B) Calculations are based on hypothetical annual compounded rates of stock price appreciation of 5% and 10% over the full term of the option. Using the same assumptions, and based on 7,954,501 shares outstanding as of February 28, 1997, the total dollar gains for all shareholders as a group would be $188,159,358 (5%) and $447,915,565 (10%) based on the March 5, 1996, price per share of $51.25.

     The following table sets forth all stock options exercised during 1996 by the Named Executives and the number of unexercised options held by the Named Executives at December 31, 1996. Also included is the value of "in-the-money" options on December 31, 1996. In-the-money options are options whose exercise price is less than the fair market value of the Company's common stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                               NUMBER OF
                                                              SECURITIES         VALUE OF
                                                              UNDERLYING        UNEXERCISED
                                                              UNEXERCISED      IN-THE-MONEY
                                                             OPTIONS/SARS      OPTIONS/SARS
                                     SHARES                  AT FY-END (#)    AT FY-END($)(2)
                                   ACQUIRED ON     VALUE     -------------   -----------------
                                    EXERCISE     REALIZED    EXERCISABLE/      EXERCISABLE/
              NAME                     (#)        ($)(1)     UNEXERCISABLE     UNEXERCISABLE
---------------------------------  -----------   ---------   -------------   -----------------
James F. Billett, Jr.............    110,852     2,350,062   34,630/90,000     782,928/562,500
Stephen H. Binet.................      4,000       136,000   37,000/58,000     782,000/355,500
Paul Feldsher....................      7,500       213,375   31,000/49,000     622,625/299,250
Robert A Giambo..................         --            --   45,500/44,500   1,037,625/271,125
Alan L. Hunte....................     15,000       424,000   23,000/44,500     420,750/271,125
James E. Roberts.................         --            --    2,500/32,500       6,875/ 61,875

---------------
(1) Represents in each case the difference between the fair market value per share of the Company's common stock on the date of exercise and the option exercise price per share.

(2) Represents the difference between the closing price per share of the Company's common stock on December 31, 1996, of $46.25 and the exercise price of "in-the-money" options granted to each Named Executive. The dollar amounts shown reflect the value of options granted over a period of more than nine years.

                    REPORT OF THE COMPENSATION COMMITTEE ON
             THE COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of five independent outside directors who have served together in such capacity since 1986. Donald E. Chisholm, also an independent outside director, served on the Compensation

Committee from May 1996 until his death in March 1997. The Committee meets periodically to review and recommend for Board approval the Company's compensation program for senior executives and other key employees and independently administers the stock option and other incentive plans of the Company.

     The guiding principle of the Committee is to establish a compensation program which aligns executive compensation with the Company's objectives, business strategies and financial and operational performance. In this connection, the Committee seeks to:

          (1) Attract and retain qualified executives, in a highly competitive environment, who will play a significant role in the achievement of the Company's goals.

          (2) Create a performance-oriented environment that rewards performance with respect to the financial and operational goals of the Company and which takes into account industry-wide trends and performance levels.

          (3) Reward executives for strategic management and the long-term enhancement of stockholder value.

     Compensation for the Named Executives consists of three key elements: base salary and benefits, discretionary annual cash bonus and stock-based compensation. The Committee seeks to weigh each element both separately and collectively to ensure that the executive officers are appropriately compensated in a manner that advances both the short-term and long-term interests of the stockholders. The Committee's compensation program has been developed with the assistance of an outside independent compensation consultant retained by the Committee.

     The base salary for each executive officer is set on the basis of the salary levels in effect for comparable positions in the reinsurance industry, adjusted for the executive's experience and performance level and internal comparability considerations. The Company monitors industry salary levels through its participation in an annual industry survey administered by a nationally known compensation consulting firm. For 1996, executive officers' base salaries were at approximately the midpoint of the range of salaries for individuals in comparable positions based on this industry survey.

     An executive officer's discretionary annual cash bonus is based on a subjective assessment of overall Company and individual performance as compared to both budgeted and prior fiscal year performance and the extent to which the Company achieved its overall financial goals of growth in earnings and return on stockholders' equity. In addition, corporate performance relative to peer company performance is considered. The Committee fixes the amount that may be awarded to the Chief Executive Officer ("CEO") and an aggregate amount that may be awarded to other executive officers. The CEO allocates awards among the other executive officers up to the aggregate amount, which allocations are then reviewed and ratified by the Committee.

     The Committee's determination of 1996 bonuses for executive officers was primarily based on the 12% increase in operating earnings which the Company achieved notwithstanding a difficult market. This result was the product of continued superior underwriting performance, as reflected in a combined statutory ratio of 95.7%; record productivity, as evidenced by a decline in the Company's overhead ratio and increased revenue per employee; and a 15% rate of growth in net premium written, which, while lower than the previous two years' growth rates, nevertheless exceeded the average rate experienced by member companies of the Reinsurance Association of America. Although the total return to the Company's stockholders for 1996 was negative, the Committee viewed this element against the background of the Company's strong cumulative return to stockholders over the last five years.

     The Company's third compensation element, stock-based compensation, provides each executive officer with a meaningful stockholding in the Company as a long-term incentive and a mechanism for aligning the executive officers' interests with those of the stockholders. In past years, the Committee has awarded stock options and Restricted Shares under the Company's stock plans. Each is linked to the creation of stockholder value by providing additional value to the executive as the Company's stock price increases. Options are exercisable over an extended period of time and expire within ten years of grant. Option grants are made at an exercise price not less than the fair market value of the underlying stock at the time of grant. Restricted Shares cannot be transferred until the shares vest, with vesting occurring over an extended time subject to the executive officer's continued employment. The holder has all the rights and privileges of a stockholder with respect to the restricted shares, other than the ability to transfer them, including the right to vote and to receive dividends.

     In December 1993, the Committee implemented a program designed to more closely align the stock-based compensation of executive officers with the creation of stockholder value. The use of Restricted Share awards was eliminated for existing executive officers, and newly-structured non-qualified stock options (the "1993 Options") were granted to those officers pursuant to the Company's 1993 Stock Option Plan (the "1993 Plan"). These options become fully exercisable in June 2003, but are subject to acceleration if the Company's common stock trades at or above specified targets on or before December 31, 1998. (With the achievement of the first of these targets in October 1995, 15% of each option was accelerated.) In the spring of 1995, James E. Roberts, formerly President and Chief Executive Officer of one of the Company's peers, accepted the position of Vice Chairman of the Company's principal operating subsidiary. To appropriately compensate an executive of Mr. Roberts' caliber, the Committee crafted a compensation package which included a grant of non-qualified stock options under the 1993 Plan bearing the same vesting provisions as the 1993 Options and a one-time award of Restricted Shares which recognized the loss of certain stock-based compensation by Mr. Roberts upon his departure from his prior employer. In order to reward his substantial contribution to the Company's 1995 results and more closely match his equity appreciation opportunity to those of the other executive officers, the Committee awarded Mr. Roberts a second grant of non-qualified stock options under the 1993 Plan in March 1996, with vesting provisions equivalent to those of his prior grant. The Committee believes the options granted to executive officers pursuant to the 1993 Plan constitute a carefully structured means by which the executive officers' equity appreciation opportunity is aligned with that of the stockholders. As such, they are intended to comprise the core of these individuals' stock-based compensation for the foreseeable future.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers. However, qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. No executive officer was subject to the limitations of Section 162(m) in 1996. The Committee intends to structure any stock-based compensation for executive officers so as to qualify for deductibility under the statute.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Billett's base salary is set using the same criteria as all other executive officers and is in the approximate midpoint of the range of salaries for comparable positions in the 1996 industry survey data. His 1996 cash bonus award reflected the Company performance factors cited above and additionally rewarded planning and development efforts during the year which facilitated the establishment of two strategic alliances; these relationships have enabled Company to diversify into the medical malpractice and accident and health businesses.

                                          Members of the Compensation Committee

                                          Alan R. Gruber, Chairman
                                          Neil Dunn
                                          P. Anthony Jacobs
                                          Joseph D. Sargent
                                          Frederick D. Watkins

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph for the five year period commencing January 1, 1992 and ending December 31, 1996, comparing the yearly percentage change on a dividend reinvestment basis of the Company's common stock against the cumulative total stockholder return of the Standard & Poor's 500 Stock Index ("S&P 500 Index") and the Dow Jones Property and Casualty Insurance Index.

Performance Graph

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.

     Based on the Company's review of all insiders' filings received, and written representations from reporting persons that no Forms 5 were required for such persons, the Company believes there were no Section 16 violations for 1996 other than the inadvertent failure of Mr. Billett to report on a timely basis his June 1996 sale of 45,050 shares of the Company's stock. The disposition was reported in early September when the omission was brought to his attention.

PROPOSAL NO. 2

                APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF
                  INCORPORATION TO INCREASE AUTHORIZED SHARES
                      OF COMMON STOCK AND PREFERRED STOCK

     Proposed Amendment

     The Board of Directors has unanimously approved an amendment to the Company's Restated Certificate of Incorporation increasing from 15,000,000 to 30,000,000 the number of shares of common stock authorized to be issued by the Company and increasing from 1,000,000 to 2,000,000 the number of shares of preferred stock authorized to be issued by the Company.

     Of the 15,000,000 shares of common stock currently authorized, the Company has, as of the date hereof, (i) 7,957,628 shares outstanding, (ii) 63,500 shares reserved for future grants pursuant to the Company's stock plans, (iii) 613,630 shares subject to outstanding unexercised stock options under such plans, (iv) approximately 3,978,814 shares reserved for the distribution, on April 15, 1997, of the shares of common stock issuable pursuant to the three-for-two stock split previously announced by the Company, and (iv) approximately 338,565 shares reserved for adjustments under the Company's stock plans in connection with such stock split, leaving approximately 2,047,863 shares of common stock available for other purposes out of the 15,000,000 authorized shares. If the proposed amendment to add 500,000 shares to the Company's 1993 Stock Option Plan is approved (see Proposal No. 3, below), only 1,547,863 shares of common stock would remain available for other purposes. However, upon approval of this proposal to increase the number of authorized common shares to 30,000,000, 16,547,863 shares of common stock would be available for other purposes.

     No shares of preferred stock are currently outstanding. For purposes of the Company's Shareholder Rights Plan, 150,000 shares of Series A Junior Participating Preferred Stock, $.10 par value per share ("Series A Preferred Stock"), are currently reserved, leaving 850,000 shares of preferred stock available for other purposes. Upon approval of this proposal to increase the number of authorized preferred shares to 2,000,000, an additional 50,000 shares of Series A Preferred Stock would be reserved in connection with the Shareholder Rights Plan, leaving 1,800,000 shares of preferred stock available for other purposes.

     The first paragraph of Article 4 of the Restated Certificate of Incorporation currently reads as follows:

     "The aggregate number of shares which the corporation is authorized to issue is 16,000,000 shares, to consist of 15,000,000 Common shares ('Common Stock') at a par value of $.10 each and 1,000,000 Preferred shares ('Preferred Stock') at a par value of $.10 each."

     The proposed amendment would amend the paragraph to read as follows:

     "The aggregate number of shares which the corporation is authorized to issue is 32,000,000 shares, to consist of 30,000,000 Common shares ('Common Stock') at a par value of $.10 each and 2,000,000 Preferred shares ('Preferred Stock') at a par value of $.10 each."

     The proposal will be adopted if it is approved by the affirmative vote of a majority of the outstanding stock entitled to vote.

     Purpose of Amendment

     The Board believes that it is desirable to have the additional authorized shares of common and preferred stock available for potential future financings, acquisitions, stock splits or dividends, or employee benefit plans, or for other corporate purposes. Authorization at this time would permit such actions without the delay and expense incident to holding a special meeting of stockholders should the need for additional shares arise. The Board (subject to applicable laws and rules) would have the power to issue the additional shares without further stockholder approval. The Company has no definitive plans, commitments, arrangements or understandings with respect to the issuance of any additional shares of common stock or preferred stock which would be authorized by the proposed amendment. One of the effects of the increase in authorized shares may be to enable the Board to render more difficult or discourage an attempt to obtain control of the Company. The Board would have additional shares available to make a counter-offer for the shares of a bidder or to sell shares, thereby diluting the voting power of a bidder. As of this date, the Board is not aware of any specific effort to accumulate the Company's shares or to obtain control of the Company by means of a tender offer, merger, solicitation in opposition to management or otherwise. Any issuance of additional shares of common stock could have the effect of diluting earnings per share and book value per share of existing shares of common stock.

     The Board of Directors recommends a vote FOR the approval of the amendment to the Restated Certificate of Incorporation.

PROPOSAL NO. 3

                APPROVAL OF AMENDMENT TO 1993 STOCK OPTION PLAN

     Proposed Amendment

     The Board of Directors has approved an amendment to the Trenwick Group Inc. 1993 Stock Option Plan (the "Plan"), subject to the approval of the Company's stockholders, to increase the aggregate number of shares authorized for issuance under the Plan by 500,000 shares on a post-split basis, which is equivalent to 333,333 shares on a pre-split basis. As adopted by the Board of Directors and approved by the stockholders at the Company's 1994 Annual Meeting of Stockholders, the Plan provides for the issuance of up to 450,000 shares of common stock. The Compensation Committee has granted options for an aggregate of 440,500 shares under the Plan, none of which have been exercised, leaving 9,500 shares available for potential future grants. In connection with the three-for-two stock split previously announced by the Company, which will be distributed on April 15, 1997, and in accordance with the terms of the Plan, the total number of shares reserved for issuance under the Plan will be proportionately increased to approximately 675,000 shares, approximately 660,750 of which will be reserved for the outstanding options and 14,250 of which will be available for potential future awards. (Because the proposed 500,000-share addition to the Plan would not take effect until after the split, it would not be subject to that adjustment.) If the proposed amendment to the Plan is approved by the stockholders, a total of approximately 1,175,000 shares would be reserved under the Plan, of which approximately 660,750 shares would be reserved for outstanding options and 514,250 shares would be available for potential future awards. The amendment will be adopted if it is approved by the affirmative vote of a majority of the votes duly cast in person or by Proxy at the Annual Meeting.


     There are currently 227,442 shares reserved for issuance under the Company's other stock plans, of which 173,130 shares are reserved for outstanding options and 54,000 shares are reserved for potential future awards (20,000 shares reserved for automatic stock option grants under the Non Employee Directors' Stock Option Plan and 34,000 shares reserved for awards under the 1989 Stock Plan, which is currently used only for awards of restricted stock). In connection with the three-for-two stock split, and in accordance with the terms of the plans, the number of shares reserved for issuance under the Company's other stock plans will be proportionately increased to approximately 341,163 shares.

     Purpose of Amendment

     The Board of Directors believes that the Plan promotes continuity of management and increased incentive and personal interest in the welfare of the Company by those who are responsible for shaping and carrying out the long-range plans of the Company and securing its continued growth and financial success. However, the number of shares remaining in the Plan will be insufficient for the continued success of the Plan over its term. The Board believes that this amendment will assure that the Plan has adequate shares to fulfill its goals for the foreseeable future.

     The Plan

     The full text of the Plan, reflecting the proposed amendment (as well as the adjustments resulting from the referenced stock split), is set forth in Appendix A attached hereto. A summary of the Plan is set forth below.

     Purpose. The Plan is intended to strengthen the ability of the Company and its subsidiaries to attract and retain highly qualified employees by providing them with added incentive to render high levels of performance and effective service in connection with their employment through the opportunity for common stock ownership.

     Administration. The Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors. None of the Committee members are eligible to participate in the Plan. The Committee, among other things, determines which qualified employees will receive Restricted Share, Option and Stock Appreciation Right ("SAR") grants, the time of the grants, the size and exercise price of the grants, whether to grant Restricted Shares or an Option and whether an Option shall be an Incentive Stock Option ("ISO") or a Non-Qualified Stock Option ("NQSO"), whether a qualified employee may receive more than one grant of Restricted Shares, more than one grant and more than one type of Option, and the terms upon which Restricted Shares are granted and under which Options and SARs may be exercised, all subject to any express requirements or limitations of the Plan.

     Shares Subject to the Plan. As described above, upon adoption of the proposed amendment, an aggregate of approximately 1,175,000 shares of common stock of the Company will be reserved for issuance under the Plan pursuant to Options and SARs and as Restricted Shares, subject to the discretion of the Board in the case of various types of capital or corporate adjustments or changes as set forth in Section 10 of the Plan. To date, only Options have been awarded by the Compensation Committee under the Plan. Shares subject to any part of an Option which terminates unexercised for any reason will be available for future Option and Restricted Share grants. Grants may not be made under the Plan after December 14, 2003.

     Eligibility. Only qualified employees may receive grants under the Plan. A qualified employee is defined as a person designated by the Committee who is employed by the Company or a subsidiary on a salaried basis (including an officer who is also a director) and whose performance has had or could have a significant effect on the current or long-term success of the Company or a subsidiary. At present there are approximately twenty employees of the Company and its subsidiaries considered to be within the definition of a qualified employee under the Plan; sixteen qualified employees have been awarded Options for an aggregate of 440,500 shares under the Plan to date. No qualified employee, including the Chief Executive Officer of the Company, may receive, in the aggregate, grants of Options, SARs and Restricted Shares covering more than 100,000 shares.

     Option Exercise Price. The price at which Options may be exercised may not be less than 100% of the fair market value of the shares on the date of grant. The exercise price of each Option granted under the Plan to date has been equal to the fair market value of the shares on the date of grant. The Option price is to be paid, upon exercise, in cash or in shares of common stock of the Company held for at least six months valued at fair market value at the time of exercise, or by promissory note with such terms as determined by the Committee or a combination thereof. Provision is also made in the Plan to allow an optionee to pay the exercise price with the proceeds of sale of a portion of the shares obtained upon Option exercise. The issuance of Options at fair market value on the date of grant constitutes a performance goal under Section 162(m) of the Internal Revenue Code. (See the Report of the Compensation Committee, above.) The closing price of the Company's common stock on the Nasdaq National Market System on April 3, 1997 was $49.625 per share.


     Other Option Terms. The Committee determines the time or times at which an Option becomes exercisable. The terms of each Option granted to date under the Plan provides that it will become fully exercisable on a fixed date (ranging from just under eight years from the date of grant to 9 1/2 years from the date of grant), subject to acceleration if the Company's common stock trades at or above specified targets. If an Option is not fully exercisable at the time of occurrence of a Change in Control, as defined in the Plan, all portions of the Option become immediately exercisable in full.

     Options terminate at the earliest of ten years after the date of grant, five years after retirement, immediately if employment is terminated for cause, one month after any voluntary termination of employment other than retirement, 180 days after the date of death (but the Option may only be exercised to the extent it was exercisable on the date of such events) or any earlier time set by the Committee at the time of the Option grant. Options granted to date terminate in accordance with the described schedule.

     An Option is exercisable only by the optionee. No Option is transferable except by will or the laws of descent and distribution.

     Stock Appreciation Rights. A SAR permits an optionee to surrender all or part of the shares subject to an Option rather than exercise the Option with respect to such shares and, in connection with the surrender, to request payment in cash, or shares of the Company's common stock, or a combination of cash and shares, equal to the fair market value of the surrendered Option shares determined on the SAR exercise date less the aggregate Option exercise price of the shares surrendered. The Committee has the sole discretion to determine the form of payment. The Committee determines whether a SAR will be granted in conjunction with any or all of the shares subject to an Option granted under the Plan and whether to grant a SAR with respect to an Option previously granted without a related SAR. A SAR may only be exercised if the related Option is exercisable and terminates when the related Option terminates. Shares subject to any portion of an Option as to which SARs are exercised will not be available for future Options. The issuance of SARs at fair market value on the date of grant constitutes a performance goal under Section 162(m) of the Internal Revenue Code. (See the Report of the Compensation Committee, above.) No SAR's have been granted under the Plan to date.

     Restricted Shares. A Restricted Share award is an award of shares of common stock that may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of for a period determined according to a formula specified in the Plan and as supplemented by each agreement governing Restricted Share awards. Except for the restriction against transfer until vesting, the recipient of the award will have all rights of a stockholder of the Company's common stock including the right to vote such shares at stockholder meetings and the right to receive dividends paid on such stock. No Restricted Shares have been awarded under the Plan to date.

     Other Restricted Share Terms. Restricted Shares will vest ratably over a five-year period. The number of Restricted Shares that may be awarded to a Restricted Stockholder in any one calendar year under the Plan will be determined by the Committee based on a percentage of the qualified employees' base salaries as a group, such percentage not to exceed 25% of the gross annual aggregate salaries of all qualified employees, divided by the closing market price of the Company's common stock on the day prior to the date of grant. Upon the occurrence of a Change in Control, all restrictions will be removed and the Restricted Shares will be deemed to have vested.

     In the event of the termination of employment of any Restricted Stockholder for any reason, all shares of common stock awarded pursuant to the Plan which have not vested will be forfeited by such employee and will be cancelled and unavailable for future awards.

     Upon death or disability, the Restricted Stockholder shall be considered to be vested for purposes of the Plan for those Restricted Shares which would have otherwise vested in the year of such death or disability.

     Each Restricted Share shall be non-transferable and subject to forfeiture to the Company until vested.

     Tax Withholding for Options, SARs and Restricted Shares. The Company may, as the Options are exercised or as the Restricted Shares vest, pay to the respective optionee or participant upon request a cash amount up to 35% of the then current fair market value of the shares that otherwise would be issued upon such Option exercise or Restricted Shares vesting subject to his or her Option award or Restricted Share grant. This cash payment is in lieu of the Option shares exercised or Restricted Shares vested having such aggregate fair market value and is applied by the Company to the satisfaction of the Federal and State income tax withholding obligations that arise to the optionee or participant at the time that the Option is exercised or the Restricted Shares vest. To the extent that a cash payment is made in lieu of Option shares or vested Restricted Shares, the corresponding number of Option shares or Restricted Shares having such aggregate fair market value are charged against the total number of shares reserved under the Plan.

     Federal Income Tax Consequences to the Company and the Participant.

  Incentive Stock Options ("ISO's")

     Options granted under the Plan which constitute ISOs will, in general, be subject to the following Federal income tax treatment:

          (i) The grant of an ISO will give rise to no Federal income tax consequences to either the Company or the participant.

          (ii) A participant's exercise of an ISO will result in no Federal income tax consequences to the Company.


          (iii) A participant's exercise of an ISO will not result in ordinary Federal taxable income to the participant, but may result in the imposition of or an increase in the alternative minimum tax. If shares acquired upon exercise of an ISO are not disposed of within the same taxable year the ISO is exercised, the excess of the fair market value of the shares at the time the ISO is exercised over the option price is included in the participant's computation of alternative minimum taxable income. If the shares acquired upon exercise of an ISO are disposed of within the same taxable year the ISO is exercised, however, the amount realized on the disposition of the shares over the option price must be included in the participant's computation of alternative minimum taxable income. If the ISO is exercised more than three months after the participant has left the employ of the Company, the participant will recognize taxable income equal to the difference between the fair market value of the stock and the option price.

          (iv) If shares acquired upon the exercise of an ISO are disposed of within two years of the date of the option grant, or within one year of the date of the option exercise, the participant will realize ordinary Federal taxable income at the time of the disposition to the extent that the fair market value of the shares at the time of exercise exceeds the option price, but not in an amount greater than the excess, if any, of the amount realized on the disposition over the option price. Short-term or long-term capital gain will be recognized by the participant at the time of such a disposition to the extent that the amount realized on the sale exceeds the fair market value at the time of the exercise of the ISO. Short-term or long-term capital loss will be recognized by the participant at the time of such a disposition to the extent that the option price exceeds the amount of proceeds from the sale.


     If a disposition is made as described in the above paragraph, the Company will be entitled to a Federal income tax deduction in the taxable year in which the disposition is made in an amount equal to the amount of ordinary Federal taxable income recognized by the participant. If shares acquired upon the exercise of an ISO are disposed of after the later of two years from the date of the option grant or one year from the date of the option exercise, the participant will realize long-term capital gain or loss in an amount equal to the difference between the amount realized by the participant on the disposition and the participant's Federal income tax basis in the shares, usually the option price. In such event, the Company will not be entitled to any Federal income tax deduction with respect to the ISO.


     Non-Qualified Stock Options ("NQSOs")

     NQSO's granted under the Plan (which constitute all Options granted under the Plan to date) will, in general, be subject to the following Federal income tax treatment:

          (i) The grant of a NQSO will give rise to no Federal income tax consequences to either the Company or the participant.

          (ii) The exercise of an Option will generally result in ordinary Federal taxable income to the participant in an amount equal to the excess of the fair market value of the shares at the time of exercise over the Option price.


          (iii) A deduction from Federal taxable income will be allowed to the Company in an amount equal to the amount of ordinary income recognized by the participant, provided the Company complies with all appropriate Federal tax reporting requirements and deducts and withholds all appropriate Federal withholding tax.

          (iv) Upon a subsequent disposition of shares, a participant will recognize a short-term or long-term capital gain or loss equal to the difference between the amount received and the tax basis of the shares, usually fair market value at the time of exercise.

     Stock Appreciation Rights

     Any SARs which may be granted in conjunction with all or part of any Option granted under the Plan will be subject to the following Federal income tax treatment:

          (i) The grant of a SAR will give rise to no Federal income tax consequences to either the Company or the participant.


          (ii) Upon the exercise of a SAR, the economic value received by the participant, the excess of the fair market value of the shares on the date of the exercise over the Option price, will be taxable to the participant as ordinary Federal taxable income. The Company will receive a Federal income tax deduction in an amount equal to the income recognized by the participant. The Company must comply with all appropriate Federal tax reporting requirements and must deduct and withhold all appropriate Federal withholding taxes.


     Restricted Shares

     Restricted Shares granted under the Plan will be subject to the following Federal income tax treatment:

          (i) The grant of Restricted Shares will give rise to no Federal income tax consequences to either the Company or the participant.


          (ii) The participant will, however, recognize ordinary income to the extent of the fair market value of the shares released from restrictions (determined at the date of release of restrictions) at the time of such release. Cash dividends received on Restricted Shares are also taxable to the participant as ordinary income. A deduction from Federal taxable income will be allowed to the Company in an amount equal to the amount of ordinary income recognized by the participant, provided the Company complies with all appropriate Federal tax reporting requirements and deducts and withholds all appropriate Federal withholding tax.


          (iii) Upon a subsequent disposition of vested shares, the participant will realize a short-term or long-term capital gain or loss in an amount equal to the difference between the amount of proceeds from the sale and the tax basis of the shares, usually fair market value at the date of vesting.


          (iv) A participant may elect within the 30-day period after a grant of Restricted Shares to include in ordinary income the fair market value of the shares (without considering the restrictions on them) at the date of grant in the year of such grant. If the election is made, the Company would be allowed a deduction against income in the same year and in the same amount. While no additional income would be recognized by the participant upon the release of the shares from restrictions, no loss deduction would be allowed to the participant upon subsequent forfeiture of any shares on which tax was paid for any ordinary income included by the participant as a result of the election. If any Restricted Shares are forfeited under the Plan, in the year of forfeiture the Company would, however, be required to include in income any amount it had earlier deducted related to those shares. The participant's basis in the shares for computing gain or loss on a subsequent disposition would be equal to the fair market value at grant which the participant included in income under the election.


     The Federal income tax consequences described in this section are based on laws and regulations in effect on March 31, 1997. Future changes in those laws and regulations may affect the tax consequences described herein. No discussion of state or local income tax treatment has been included.

     The Board of Directors believes that the proposal to amend the Plan is in the best interests of the Company and its stockholders and recommends a vote FOR approval of the amendment of the 1993 Stock Option Plan.

PROPOSAL NO. 4

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Audited financial statements of the Company and its consolidated subsidiaries are included in the Company's annual report to stockholders, a copy of which has been furnished to all stockholders of record. Upon recommendation of the Audit Committee, the Board of Directors has appointed Price Waterhouse to examine its consolidated financial statements for the year ending December 31, 1997, and has determined it desirable to request that the stockholders approve such appointment. Price Waterhouse has acted as the Company's independent accountants since 1979. Representatives of Price Waterhouse will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR the ratification of the appointment of Price Waterhouse as independent accountants for the Company for the year ending December 31, 1997.

                   STOCKHOLDER PROPOSALS--1998 ANNUAL MEETING

     Stockholders of the Company may present proposals for the 1998 Annual Meeting by directing such proposals to the Secretary at the corporate address. Such proposals must be received no later than December 2, 1997, in order to be included in the Proxy Statement and Proxy relating to such meeting.

                                 OTHER MATTERS

     Management of the Company is not aware of, and does not intend to present, any matters at the Annual Meeting other than those set forth above. Should other matters properly come before the meeting, the persons named on the enclosed Proxy may vote such Proxy in accordance with their best judgment.

                                          By order of the Board of Directors,

                                          LOGO

                                          Jane T. Wiznitzer
                                          Secretary

     STOCKHOLDERS ARE ENTITLED TO RECEIVE, UPON WRITTEN REQUEST, AND WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1996. PLEASE DIRECT SUCH REQUESTS TO THE OFFICE OF THE SECRETARY, TRENWICK GROUP INC., METRO CENTER, ONE STATION PLACE, STAMFORD, CONNECTICUT 06902.

                                                                      APPENDIX A

                              TRENWICK GROUP INC.
                             1993 STOCK OPTION PLAN

     1. PURPOSE This Plan is intended to strengthen the ability of the Company and its Subsidiaries to attract and retain Qualified Employees of outstanding competence by providing them with added incentive to render high levels of performance and effective service in connection with their employment through the opportunity for common stock ownership and benefits of common stock appreciation.

     2. DEFINITIONS For the Purposes of the Plan, except where the context otherwise indicates, the following definitions shall apply:

          "Board" means the Board of Directors of the Company.

          A "Change in Control" shall be deemed to have occurred at such time as:

          a. Any person within the meaning of Section 16(d) of the Securities Exchange Act of 1934, other than the Company, a subsidiary or any employee benefit plan(s) sponsored by the Company or any subsidiary, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of fifty percent (50%) or more of the Company's issued and outstanding shares of common stock, or shares of capital stock at any time issued by the Company representing fifty percent (50%) or more of the voting rights of all shares of stock issued by the Company;

          b. Individuals who constitute the Board of Directors on December 15, 1993 cease for any reason to constitute a majority at least thereof, provided that any person becoming a director subsequent to December 15, 1993, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three quarters of the directors comprising the Board on December 15, 1993 (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such person were a member of the Board on December 15, 1993;

          c. Trenwick consolidates with, or merges with and into, any other person (other than a subsidiary of Trenwick), and Trenwick is not the continuing or surviving corporation of such consolidation or merger;

          d. Any person (other than a subsidiary of Trenwick) consolidates with, or merges with and into, Trenwick, and Trenwick is the continuing or surviving corporation of such consolidation or merger, and in connection with such consolidation or merger, all or part of the outstanding shares of common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property;

          e. Trenwick sells or otherwise transfers (or one or more of its subsidiaries sells or otherwise transfers), in one transaction or in a series of related transactions, assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of Trenwick and its subsidiaries (taken as a whole) to any person or persons (other than Trenwick or subsidiaries of Trenwick);

          f. Any person commences a tender offer (as defined in Rule 14d-2 as promulgated by the Securities and Exchange Commission) for fifty percent (50%) or more of Trenwick's outstanding shares of common stock.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Committee" means the Compensation Committee or any other committee designated by the Board to have administrative responsibility with respect to the Plan.

     "Common stock" means the Company's common stock, par value $0.10.

     "Company" means Trenwick Group Inc.

     "Date of Exercise" of an Option or a Stock Appreciation Right ("SAR") means the date upon which written notice thereof is received by the Company's Corporate Secretary.

     "Date of Grant" means the date Restricted Shares, an Option or any related SARs become effective under the terms of the governing Restricted Stock Agreement or Option Agreement.

     "Disinterested Person" means "disinterested person" as defined in Rule 16b-3 of the Securities and Exchange Commission, as amended from time to time, and generally, means any member of the Board who is not at the time of acting on a matter, and within the previous year has not been, a Qualified Employee of the Company or a Subsidiary.

     "Exercise Notice" means a written notice from an Optionee to the Company, made on a form and in a manner as the Committee may from time to time determine, pursuant to which the Optionee irrevocably elects to exercise all or any portion of an Option and irrevocably directs the Company to deliver the Optionee's common stock certificates to be issued to such Optionee upon such Option exercise directly to a "broker" or "dealer" (within the meaning of Section 3 (a) of the Securities Exchange Act of 1934, as amended from time to time). An Exercise Notice must be accompanied by or contain irrevocable instructions to the broker or dealer (i) to promptly sell a sufficient number of shares of such common stock, or to loan the Optionee a sufficient amount of money, to pay the exercise price for the Options and to fund any related employment or withholding tax obligations to which the Exercise Notice relates, and (ii) to promptly remit such sums to the Company upon the broker's or dealer's receipt of the certificates.

     "Fair Market Value" means the fair market value of common stock determined by the Committee.

     "Incentive Stock Option" means an Option granted as an incentive stock option as defined in Section 422A of the Code.

     "Non-Qualified Stock Option" means an Option that does not qualify as an Incentive Stock Option or is so stated to be a Non-Qualified Stock Option upon issuance. The terms of the Option Agreement for a Non-Qualified Stock Option shall expressly state that the Option is a Non-Qualified Stock Option.

     "Option" means the rights granted to a Qualified Employee to purchase common stock pursuant to the terms and conditions of an Option Agreement, including both Incentive Stock Options and Non-Qualified Stock Options.

     "Option Agreement" means a written agreement (and any amendment or supplement thereto) between the Company and a Qualified Employee designating the terms and conditions of an Option, including any related SAR.

     "Optionee" means a Qualified Employee to whom an Option and any related SAR are granted.

     "Plan" means Trenwick Group Inc. 1993 Stock Option Plan.

     "Qualified Employee" means any person employed on a full-time basis by the Company or a Subsidiary whose performance, in the judgement of the Committee, could have or did have a significant effect on either (or both) the current or long-term success of the Company or a Subsidiary (or both).

     "Restricted Shares" means common stock which shall be non-transferable and subject to forfeiture to the Company until vested.

     "Restricted Stock Agreement" means a written agreement (and any amendment or supplement thereto) between the Company and a Qualified Employee evidencing the number of shares of common stock granted.

     "Stock Appreciation Right" or "SAR" means a right (which shall not exist separately from a related unexercised Option) granted to the terms and conditions of an Option Agreement to surrender an unexercised Option, or some portion of an unexercised Option, and to receive from the Company either shares of common stock (valued at Fair Market Value on the Date of Exercise of the SAR), cash, or a combination thereof, equal in amount to the excess of the aggregate Fair Market Value (on the Date of Exercise of the SAR) of the shares as to which the Option is surrendered, over the aggregate Option price of such shares, subject to any limitations in Section 7. Notwithstanding any other provision of this Plan or of an Option Agreement to the contrary, in no event shall the amount payable to the Optionee upon exercise of a SAR related to an Incentive Stock Option exceed one hundred (100%) percent of the difference between the exercise price of the related Incentive Stock Option and the Fair Market Value of the common stock at the Date of Exercise of the SAR.

     "Subsidiary" means any entity of which, at the time such Subsidiary status is to be determined, at least fifty (50%) percent of the combined voting power of such entity is directly or indirectly owned or controlled by the Company.

     3. ADMINISTRATION OF THE PLAN The Plan shall be administered by the Committee (whose members shall be appointed by the Board) consisting solely of three or more members of the Board who are Disinterested Persons. A majority of the Committee shall constitute a quorum, and all acts of the Committee must be approved by a majority (at least two) of its members.

     Subject to the provisions of the Plan, the Committee shall have authority in its sole discretion:

          (a) To interpret the provisions of the Plan and decide all questions of fact arising in its application;

          (b) To prescribe, amend and rescind rules and regulations relating to the Plan;

          (c) To determine the Qualified Employees to whom, the time or times at which, the price at which, and the extent to which Restricted Shares, Options and any SARs shall be granted based upon the nature of the services rendered or to be rendered by the persons it deems eligible, their past, present and potential contributions to the success of the Company and/or any of its Subsidiaries their other compensation from the Company or any Subsidiary, and such other factors as the Committee in its discretion shall deem relevant;

          (d) To determine, upon their issuance but not thereafter, the time when Restricted Shares are vested;

          (e) To determine, upon their issuance but not thereafter, the time or times when Options and any SARs become exercisable and the duration of the exercise period;

          (f) To determine whether any shares of common stock under any Option must be purchased before any related SAR becomes exercisable;

          (g) To prescribe and amend the form or forms of the Restricted Stock Agreement and Option Agreement;

          (h) To determine the form or forms of consideration which will be accepted by the Company from an Optionee in payment of the purchase price upon the exercise of an Option; and

          (i) To determine which Options shall be Incentive Stock Options and which Options shall be Non-Qualified Stock Options.

     The Committee's determinations of the foregoing shall be final and conclusive.

     4. ELIGIBILITY Restricted Shares, Options and any SARs may be granted under the Plan only to Qualified Employees. Any Qualified Employee may be granted and may hold more than one award of Restricted Shares, more than one Option and more than one SAR. In no event shall an Incentive Stock Option be granted to a Qualified Employee if the grant of such Incentive Stock Option would cause the aggregate Fair Market Value (on the Date of Grant) of the common stock with respect to which Incentive Stock Options are exercisable for the first time by such Qualified Employee during any calendar year (under all plans of the Company and any parent or subsidiary corporations of the Company within the meaning of Code Section 425) to exceed $100,000.

     5. SHARES AVAILABLE Subject to adjustment as provided in Section 10 hereof:

          (a) An aggregate of 1,175,000 shares of common stock will be available and reserved for issue or transfer with respect to Restricted Shares, Options or SARs granted under the Plan.

          (b) When the right to purchase shares pursuant to an Option is surrendered on exercise of a SAR, whether such right is settled in cash, common stock or a combination thereof, the aggregate number of shares covered by the related Option shall be reduced by the number of shares with respect to which the SAR was exercised, and such shares shall not be available for granting further Options and SARS.

          (c) No Qualified Employee including the Chief Executive Officer of the Company may receive more than 100,000 Restricted Shares, Options or SARs granted under the Plan.

          (d) If an Option shall terminate for any reason without having been exercised in full or surrendered on exercise of a SAR, the unpurchased and non-surrendered shares subject thereto shall become available for further Restricted Shares, Options and SARS.

          (e) In applying the limitation on the number of Restricted Shares, Options or SARs that can be received by a Qualified Employee as set forth in paragraphs (c) and (d) of this Section 5, the principles of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder, shall govern.

          (f) In the case of Options or SARS, the maximum amount of compensation payable to a Qualified Employee attributable to the exercise of Options or SARs under the Plan shall be equal to the maximum number of shares of common stock for which Options or SARs can be granted to a Qualified Employee under Section 5 hereof multiplied by the excess of the Fair Market Value of the common stock on the date of the exercise over the aggregate Option price of such shares as determined under Section 7 hereof.

     6. RESTRICTED SHARES Restricted Shares shall be granted subject to the following conditions:

          (a) The number of Restricted Shares granted to a Qualified Employee in any one calendar year shall be determined by the Committee and shall be based on a percentage of such qualified employees' salary as a group, such percentage not to exceed twenty five (25%) percent of the gross annual aggregate salaries of such employees, divided by the Fair Market Value of the Company's stock on the day prior to the Date of Grant.

          (b) Restricted Shares shall vest ratably over a five (5) year period from the Date of Grant.

          (c) Upon the occurrence of a Change in Control, subject to any limitation set forth in the Restricted Stock Agreement, all restrictions shall lapse and all Restricted Shares shall be deemed to have vested.

          (d) Forfeiture of Restricted Shares:

             (i) Restricted Shares which have not vested in the hands of the Restricted Stockholder shall be forfeited to the Company upon voluntary or involuntary termination of the Restricted Stockholder's employment with the Company for any reason;

             (ii) Notwithstanding the foregoing, upon death or disability, a Restricted Stockholder shall be considered to be vested for those Restricted Shares which would have otherwise vested in the year such death or disability occurred.

          (e) Each certificate representing shares issued to a Restricted Stockholder which have not vested shall be retained by the Company and shall bear a legend that complies with applicable law with respect to the restrictions on transferability:

             "The shares represented by this certificate are subject to restrictions on transferability imposed by that certain instrument entitled the 1993 Stock Option Plan adopted December 15, 1993 as from time to time amended which limits transferability and subjects these shares to forfeiture to Trenwick Group Inc. in certain instances."

     Nothing in the Plan or in any Restricted Stock Agreement shall in any way diminish the right of the Company or any Subsidiary to reduce the compensation or to terminate the employment of any Restricted Stockholder or Qualified Employee.

     7. OPTIONS Each Option granted shall be subject to the following conditions:

          (a) The Option price per share of common stock shall be set by the Option Agreement but shall in no instance be less than one hundred (100%) percent of the Fair Market Value on the Date of Grant with respect to any Option.

          (b) Each Option will become exercisable in part or in full on the date or dates specified in the Option Agreement.

          (c) Upon the occurrence of a Change in Control of the Company, subject to any limitation set forth in the Option Agreement, all outstanding Options shall become immediately exercisable in full.

          (d) Each Option and any related SARs shall terminate:

             (1) If the Optionee is then living, at the earliest of the following times:

                (i) ten years after the Date of Grant of the Option;

                (ii) five years after termination of employment because of retirement

                (iii) one month after termination of employment other than termination because of retirement or through discharge for cause provided, however, that if any Option is not fully exercisable at the time of such termination of employment, such Option shall expire on the date of such termination of employment to the extent not then exercisable;

                (iv) immediately upon termination of employment through discharge for cause; or

                (v) any earlier time set forth in the Option Agreement.

             (2) If the Optionee dies while employed by the Company or any Subsidiary, or if no longer so employed, prior to termination of the entire Option under Section 7(d)(1)(ii) or (iii) hereof, one hundred and eighty (180) days after the date of death.

        To the extent an Option is exercisable after the death of the Optionee, it may be exercised by the person or persons to whom the Optionee's rights under the Option Agreement have passed by will or by the applicable laws of descent and distribution.

          (e) If the Optionee exercises any Option or SAR with respect to some, but not all, of the shares of common stock subject to such Option or SAR, the right to exercise such Option or SAR with respect to the remaining shares shall continue until it lapses or terminates. No Option shall be exercisable except in respect of whole shares. The exercise of an Option or SAR may be made with respect to no fewer than ten shares at one time unless fewer than ten shares remain subject to the Option or SAR.

          (f) Any exercise of an Option shall be effective on the Date of Exercise, provided the full purchase price of such shares or an effective Exercise Notice has been tendered with the notice of exercise. Payment of the purchase price upon the exercise of any Option shall be made in cash (including check, bank draft or money order), provided, however, that payment with shares of common stock delivered by the Optionee valued at Fair Market Value will be permitted only if made with full shares of common stock that have been held at least six (6) months, but will be permitted for payment of up to 100% of the option price or by promissory note (containing such terms and conditions as the Committee may in its discretion determine) or by any combination thereof. The Optionee may make provision for the payment of any taxes which the Company is obligated to collect or withhold with respect to the issue or transfer of any common stock underlying an Option by the delivery to the Company of full shares of common stock that have been held for six (6) months or more, but only to the extent that the Fair Market Value of the stock so delivered does not exceed thirty five (35%) percent of the compensation element of the Option being exercised.

          Nothing in the Plan or in any Option Agreement shall in any way diminish the right of the Company or any Subsidiary to reduce the compensation or to terminate the employment of any Optionee or Qualified Employee.

     8. STOCK APPRECIATION RIGHTS The Committee may in its discretion grant SARs either concurrently with or subsequent to the Date of Grant of the related Option. A SAR shall be evidenced by provisions in the Option Agreement or an amendment or supplement thereto. SARs shall be subject to the following terms and conditions:

          (a) Grant. The number of shares of common stock covered by a SAR shall not exceed the number of shares of common stock covered by the related Option.

          (b) Exercise. A SAR shall be exercisable, in whole or in part, at such time or times, on the conditions and to the extent set forth in the Option Agreement but in no event will such SAR be exercisable;

             (i) At any time that the related Option is not exercisable; or

             (ii) At any time that the Fair Market Value of a share of common stock does not exceed the Option price of the related Option share.

          (c) A SAR will terminate on the same date as the related Option.

     An Optionee shall be entitled upon exercise of a SAR to receive payment in the amount described in the definition of "Stock Appreciation Right". In connection with the exercise of a SAR, the Optionee thereof may, subject to the provisions of the following paragraph, request by application to the Committee to receive payment in the form of cash, shares of common stock, or a combination thereof. However, the Committee, in its sole discretion, shall determine the form of payment.

     If a person who, in the opinion of the Committee, is or may be subject to
Section 16 of the Securities Exchange Act of 1934, as amended from time to time, wishes to exercise a SAR and make application to receive payment in cash or partly in cash, such person shall do so only during the period beginning on the third business day following the date of release for publication of the Company's regular quarterly or annual summary statement of revenues and income (assuming such financial data appears on a wire service, in a financial news service, or in a newspaper of general circulation, or is otherwise made publicly available) and ending on the twelfth business day following such date and during the period described in the next sentence. A SAR may also be exercised and application to receive payment in cash or partly in cash made by such a person, subject to any limitations set forth in the Option Agreement, during the thirty (30) day period that commences on the later of (a) the date of a Change in Control or (b) the date that is six (6) months after the Date of Grant of the SAR provided that a Change in Control has occurred since the Date of Grant.

     The Committee may impose such additional conditions or limitations on exercise of a SAR as it may deem necessary or desirable to secure for Optionees the benefit of Rule 16b-3 of the Securities and Exchange Commission, as amended from time to time.

     9. LIMITATIONS ON COMMON STOCK Any shares of common stock issued or transferred pursuant to the Plan shall not be sold, transferred or otherwise disposed of by Restricted Stockholders or Optionees except in compliance with applicable registration requirements of state and federal securities laws unless in the opinion of counsel for the Company, such sale, transfer or disposition is exempt from registration.

     10. ADJUSTMENT OF SHARES If any change is made in the common stock subject to the Plan, or subject to Restricted Shares, any Option or SAR, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, rights offerings, change in corporate structure of the Company, or otherwise, the Board in its discretion may make appropriate adjustments as to the number and type of securities subject to and reserved for issue or transfer under the Plan and, in order to prevent dilution or enlargement of the rights of Restricted Stockholders, Optionees, the number of Restricted Shares or number of Options, type and Option price of securities subject to outstanding Options and SARS.

     11. NON-TRANSFERABILITY Each share of Restricted Shares shall be nontransferable and subject to forfeiture to the Company until vested.

     No Option or SAR is transferable by the Optionee other than by will or the laws of descent and distribution, and no Option or SAR is exercisable during the Optionee's lifetime by anyone other than the Optionee.

     12. STOCKHOLDER'S RIGHTS The Restricted Stockholder shall have all rights relative to the Restricted Shares, including the right to vote and to collect dividends.

     Neither the Optionee nor the Optionee's legal representative, legatees or distributees, as the case may be, shall have any of the rights or privileges of a stockholder of the Company by virtue of the grant of an Option or SAR except with respect to any shares of common stock actually issued or transferred of record and delivered to one of the aforementioned persons.

     13. TERMINATION, SUSPENSION OR MODIFICATION OF PLAN The Board may at any time terminate, suspend or modify the Plan. No termination, suspension or modification of the Plan shall adversely affect any right acquired by any Restricted Stockholder or Optionee under the terms of Restricted Shares, Options or SARs granted before the date of such termination, suspension or modification, unless such Restricted Stockholder or Optionee shall consent thereto.

     14. GOVERNING LAWS The Plan and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

     15. TERM Unless previously terminated by the Board, the Plan shall terminate at the close of business on December 14, 2003. No Restricted Shares, Options or SARs shall be granted after Plan termination, but such termination shall not affect any Restricted Shares, Options or SARs previously granted.

     16. APPROVAL The Plan shall become effective on December 15, 1993 but shall be subject to approval by vote of the stockholders of the Company at the 1994 Annual Meeting.

     17.01. CASH PAYMENT The Committee shall have the discretion to provide for cash payments under one or more Restricted Share Awards granted under the Plan. The Company may, as the Restricted Shares vest, pay to the employee-participant upon request a cash amount up to thirty five (35%) percent of the then current Fair Market Value of the shares of common stock subject to his vested Restricted Share Award. This cash payment will be in lieu of the issuance of vested shares of common stock having such aggregate Fair Market Value (i.e., the total number of vested shares to be issued to the employee-participant will be reduced by up to thirty five (35%) percent to take into account the cash payment). The cash payment will be applied by the Company to the satisfaction of the federal and state income tax withholding obligations that arise to the employee-participant at the time the Restricted Shares vest.

     17.02. SECTION 16 ELECTION The Committee shall have the discretion to grant to one or more employee-participants an election, exercisable during any "window period" under paragraph (e)(3)(iii) of Rule 16b-3, through and including the window period immediately preceding the date on which the share rights are to vest, to request such cash payment, in lieu of the shares of common stock vesting pursuant to a Restricted Share Award.

     17.03. REDUCTION IN AUTHORIZED SHARES The number of shares of common stock issuable under the Plan is to be reduced by the number of shares actually issued in payment of the vested Restricted Share Awards and by the number of shares subject to that portion of the vested Restricted Share Award which is paid in cash pursuant to the cash payment feature of the Plan.

/x/ Please mark your
    votes as in this
    example.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR Election of Directors and FOR Proposals 2, 3 and 4.

The Board of directors recommends a vote FOR Election of Directors and FOR Proposals 2, 3 and 4.


1. Election of                  FOR                   WITHHELD
   Directors
   (see reverse)                / /                     / /

For, except vote withheld from the following nominee(s)

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2. Amendment to Restated        FOR      AGAINST      ABSTAIN
   Certificate of
   Incorporation to             / /        / /          / /
   increase authorized
   shares

3. Amendment to 1993            FOR      AGAINST      ABSTAIN
   Employee Stock Option
   Plan to increase shares      / /        / /          / /
   authorized for issuance

4. Ratification of the          FOR      AGAINST      ABSTAIN
   appointment of Price
   Waterhouse LLP               / /        / /          / /
   independent accountants
   for the year ending
   December 31, 1997

Change of
Address/Comments
on Reverse Side                 / /

SIGNATURE(S)                                          DATE             , 1997
            -----------------------------------------      ------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

--------------------------------------------------------------------------------
PROXY

                              TRENWICK GROUP INC.

                 Proxy Solicited on Behalf of the Management of
               the Company for the Annual Meeting on May 22, 1997

The undersigned hereby constitutes and appoints P. Anthony Jacobs, Frederick D. Watkins and Stephen R. Wilcox and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Stockholders of Trenwick Group Inc. to be held on May 22, 1997 at the Company's corporate headquarters, Metro Center, One Station Place, Stamford, Connecticut, at 10:00 a.m. local time, and at any adjournment thereof on all matters coming before said meeting.

Election of Directors, Nominees:
To elect the following directors to terms of three years:
James F. Billett, Jr., Alan R. Gruber and Joseph D. Sargent

The nominees listed above shall serve their respective terms until their successors are duly elected and qualified.

COMMENTS: (change of address)

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(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

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SEE REVERSE SIDE
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